Zhunger Local Coalmine to Accomplish Mechanized Mining

Goal & Responsibility Warrant

Zhunger County Coal Mining Industry Administration Department

Goal and Rule instruct by Party A:

Zhunger County Coal Mining Industry Administration Department

Goal and Rule obey and perform by Party B:

Laiyegou Coal Mine

To speed up the process of developing an energy saving society, enhancing the mining technique, coal mining recovery rate and the level of mining mechanization, as well as improving the mining safety condition, preventing accidents including fire, flood, gas, coal ash and dust, roof fall and the like, accomplishing the Inner Mongolia Autonomous Government internal affairs documents No. [2005]209 and No. [2005] 210 and the agreement signed between the city and county in respect to the confirmation of the goal and responsibility warrant, the Zhunger Coal Safety Production Comprehensive Control Leader Team entrusted the Zhunger Coal Mining Industry Administration Department to sign the agreement with the local coalmine enterprises in respect to the goal and responsibility warrant.

Goal:

By the end of 2005, the mining company should enhance the current mining technique and the level of mining mechanization as requested, delegate the design division to design and obtain approval for its design, so that the coal mine design production capacity can reach 600,00 tons per year, using mechanized mining method by blasting down the roof mining technique to achieve 75% coal mining recovery rate at the mine-field and 70% at the mine-well. Also, the company should select and assign a project team to carry out the plan.

By Sep 30 2006, the mining company should complete reconstruction of its pitshaft, tunnel (mine passageway), technician training and major equipment selection and order.

By Dec 30, 2006, the mining company should complete construction of the electric power substation two-circuit power supply facility between the coalmine and local area as well as the installation and debugging of the equipments for underground-well.

By Sep 1, 2007, the mining company should achieve mining recovery rate as designed and complete inspection and acceptance of the project work.

Responsibility:

According to the requirement for mining technical reform, realizing mining mechanization, by the end of 2005, if the mining company cannot complete the procedure of delegating the design division to design and receive approval for its design, the coalmine may be requested to suspend production.

By Sep 30 2006, if the mining company cannot complete the reconstruction of the pitshaft, tunnel (mine passageway), technician training and major equipment selection and order, the coalmine may be requested to limited or suspend its production.

By Sep 1, 2007, if the mining company cannot reform its mining technique, realizing mining mechanization as requested and cannot achieve the mining recovery rate as requested, the coalmine may not obtain explosives, power supply and invoice; as well, the coalmine may be put on the coalmine shut down list for the year end 2007.

Other:

2 copies of this agreement were made, and each party keeps one copy.

Part A: Zhunger County Coal Mining Industry Administration Department

(Stamp)

Part B: Laiyegou Coal Mine

(Stamp)

Date: Oct 5, 2005